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                            May 10, 2022

       Ricardo Nunez
       General Counsel
       SCHWEITZER MAUDUIT INTERNATIONAL INC
       100 North Point Center East, Suite 600
       Alpharetta, GA 30022

                                                        Re: SCHWEITZER MAUDUIT
INTERNATIONAL INC
                                                            Registration
Statement on Form S-4
                                                            Filed on May 4,
2022
                                                            File No. 333-264676

       Dear Mr. Nunez:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker, Staff Attorney, at (202) 551-4985 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing